Exhibit 10.24

California Natural Products

www.californianatural.com

POST OFFICE BOX 1219	•	LATHROP, CALIFORNIA 95330-1219	•	(209) 858-2525	•	FAX (209) 858-4076

September 16, 2005

Bill Gallagher

CEO

Sweet Success

Dear Mr. Gallagher;

California Natural Products is pleased to offer Sweet Success Inc. the price of $4.35 per case for the Sweet Success meal replacement beverage line packed in the 330ml prisma with sleeves.  The juice beverage line packed in the 330ml prisma with sleeves price is being offered at $4.20 per case.  These prices are based on a production volume of 300,000 cases annually with a minimum of 10,000 cases to be run at any one time.  Any runs smaller than 10,000 cases per flavor, per run will be subject to an additional short run charge.  Short run charges are determined at each run based on the actual volumes.

No yield guarantees will be provided at this price and customer assumes all responsibility for yield loss from receipt of materials through release of finished product. CNP will commit to a yield loss after 6 production runs have been completed to establish a normal yield loss profile.

Storage fees of .15 cents per case, per month will be charged for all cases not picked up with in 72 hours after the release date.  Raw materials and packaging will be subject to a $6.00 monthly storage fee per pallet for any materials on site after 90 days from the production date.

CNP’s billing terms are Net 10 from the date of invoice.

California Natural Products will supply pallet, glue, and pallet stretch wrap only.  Ingredients for product and any packaging materials not mentioned above are to be supplied by the customer.

Please feel free to contact me should you have any questions.  We at CNP look forward to working with you on your upcoming project.

Sincerely,

Deanne Reyes	[ILLEGIBLE]
Customer Service	[ILLEGIBLE]
California Natural Products	September 30, 2005

cc: Matt Mclellan, Rick Elliott